EXHIBIT 1.1


                              AMENDED AND RESTATED
                              CONSULTING AGREEMENT


This Amended and Restated Consulting Agreement, dated as of July 28, 2005 (hereinafter "Agreement") is between Parametric Technology Corporation, a Massachusetts corporation, having its principal business address at 140 Kendrick Street, Needham, Massachusetts 02494 (hereinafter "PTC"), and Michael E. Porter, an individual affiliated with Harvard Business School, Soldier's Field Road, Ludcke House, Boston, MA 02163 (hereinafter "Consultant").

                              PRELIMINARY STATEMENT

PTC and Consultant are parties to a Consulting Agreement effective as of November 1995, which agreement has been amended by amendments dated May 15, 1997, January 6, 1998, July 20, 1998, February 11, 1999, February 10, 2000,
September 14, 2000, May 16, 2001 and December 31, 2002 (as so amended, the "Original Consulting Agreement"). Pursuant to the Original Consulting Agreement, Consultant has participated in preparing and presenting a series of executive management seminars sponsored by PTC. In consideration for those services, PTC has granted consultant options with respect to an aggregate of 364,000 shares of PTC common stock, $.01 par value per share, of which options with respect to an aggregate of 214,000 shares have not been exercised or terminated and remain outstanding, each outstanding option being for a number of shares and with an exercise price and expiration date as set forth on Appendix A attached hereto. PTC and Consultant now desire to further amend the Original Consulting Agreement to provide for Consultant to provide additional services to PTC in consideration for the compensation set forth herein and, in connection therewith, to amend and restate the Original Consulting Agreement in its entirety.


                                    ARTICLE 1
                              TERM AND TERMINATION

         1.1 Term. This Agreement will remain in full force and effect unless and until terminated in accordance with the provisions of Section 1.2 hereof.

         1.2 Termination of Agreement.

         (a) By Consultant. Consultant may, at his sole option, terminate this Agreement, at any time, upon thirty (30) days' advance written notice to PTC.

         (b) By PTC. PTC may terminate this Agreement for Cause (as defined below), effective immediately upon notice to Consultant that, in the good faith judgment of the Board, (1) an event constituting Cause for termination has occurred, and (2) either Consultant had a reasonable opportunity to take remedial action but failed or refused to do so, or an opportunity to take remedial action would not have been meaningful or appropriate under the circumstances. For purposes of this Section 1.2, "Cause" shall mean: (i) Consultant willfully commits an act of dishonesty or breach of trust, or willfully acts in a manner which is inimical or injurious to the business or interest of PTC, (ii) Consultant willfully violates or breaches any of the provisions of this Agreement and such violation or breach results in demonstrable injury to PTC and has not been remedied within thirty (30) days of receipt of written notice of such violation or breach, (iii) Consultant's act or omission to act results in or is intended to result in gain to or personal enrichment of Consultant at PTC's expense, or (iv) Consultant is convicted of a felony or any crime involving larceny, embezzlement or moral turpitude.

         1.3 Effect of Termination.

         (a) Services. Upon termination of this Agreement the Consultant shall be relieved of performing the Services set forth below, except for such engagements that have already been scheduled prior to the termination date.

         (b) Equity Awards. With respect to stock options granted (both previously or hereafter) by PTC to Consultant as compensation for Services provided hereunder (each an "Option" and collectively the "Options"), (i) to the extent exercisable at the date of such termination, Options may not be exercised as to any shares after the expiration of seven (7) months from the date of such termination, and (ii) to the extent not exercisable at the date of such termination, Options shall be canceled as to any such shares effective on the date of such termination (in both cases in accordance to the Exercisability Schedule contained within the stock option agreement governing the respective Option). With respect to restricted stock awards granted by PTC to Consultant as compensation for Services provided hereunder (each a "Restricted Stock Award" and collectively the Restricted Stock Awards"), to the extent the Vesting Criteria contained within the restricted stock agreement governing the respective Restricted Stock Award has not been satisfied on the date of such termination, the Restricted Stock Award shall be forfeited and returned to PTC in accordance with the terms of such Restricted Stock Award.

         1.4 Survival. In the event of any termination of this Agreement, Articles 5 and 6 hereof shall survive and continue in effect.


                                    ARTICLE 2
                          INDEPENDENT CONTRACTOR STATUS

         It is the intention of the parties that Consultant be an independent contractor and not an employee, agent, joint venturer, or partner of PTC. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between PTC and either Consultant or any employee or agent of Consultant. Consultant shall retain the right to perform work for others during the terms of this Agreement, provided such work does not otherwise violate the provisions of Article 5 of this Agreement. PTC shall retain the right to cause work of the same or a different kind to be performed by its own personnel or other contractors during the term of this Agreement.


                                    ARTICLE 3
                     SERVICES TO BE PERFORMED BY CONSULTANT

         3.1 Services. Consultant is engaged to provide the following consulting services (the "Services") to PTC in connection with strategic initiatives with respect to PTC's business and its products:

         (a) Strategic Planning Services. Strategic planning sessions with PTC executives, with such sessions to be on a quarterly basis or at such intervals as mutually agreed from time to time.

         (b) Executive Management Seminars. Consultant will assist PTC in the development of and participate in executive management seminars sponsored by PTC as mutually agreed from time to time.

         3.2 Oversight. PTC and Consultant will mutually determine the methods and means Consultant will use to perform the services to be carried out for PTC.


                                    ARTICLE 4
                            COMPENSATION AND EXPENSES

         4.1 Compensation. For the strategic planning Services described in
Section 3.1(a) above, PTC shall issue to Consultant a one-time grant of 100,000 shares of PTC's common stock, $.01 par value per share, as an award of restricted stock pursuant to PTC's 2000 Equity Incentive Pan, the restrictions on which shall lapse in three equal annual installments as set forth in the Restricted Stock Agreement dated July 28, 2005, and attached hereto as Appendix B.

For executive management seminars in which Consultant assists in preparation and participates from time to time after the date of this Agreement, PTC shall pay Consultant a fee of $15,000 for each such executive management seminar. Consultant shall have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by PTC to Consultant hereunder.

PTC makes no representation, warranty or covenant with respect to the equity awards previously or hereafter provided hereunder or PTC's common stock. Consultant understands, acknowledges and agrees that he may never realize any value from such equity awards, which constitute the only compensation payable hereunder for strategic planning Services as described in Section 3.1(a) hereafter provided, and that any value that he may realize on such equity awards will be directly tied to performance of PTC's common stock, which performance is not guaranteed or warranted by PTC.

         4.2 Expenses. PTC shall reimburse Consultant for all reasonable, out-of-pocket expenses incurred by Consultant in connection with the performance of the services hereunder by providing PTC with a written request for reimbursement accompanied by such written documentation as may be reasonably requested by PTC to support the amount and validity of such expense.


                                    ARTICLE 5
                CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS

         5.1 Confidentiality. Consultant shall maintain in strict confidence, and shall use and disclose only as authorized by PTC, all information of a competitively sensitive or proprietary nature that he receives in connection with the work performed for PTC hereunder. Consultant agrees that, by its nature, the services to be performed hereunder, and any information gathered or compiled in connection therewith, is of a competitively sensitive nature which must be maintained in the strictest of confidence. These restrictions shall not be construed to apply to (1) information generally available to the public; (2) information released by PTC generally without restriction; (3) information independently developed or acquired by Consultant without reliance in any way on other protected information of PTC; or (4) information approved in advance in writing for the use and disclosure of Consultant without restriction. Notwithstanding the foregoing restrictions, Consultant may use and disclose any information (a) to the extent required by an order of any court or other governmental authority or (b) as necessary for him to protect his interest in this Agreement, but in each case only after PTC has been so notified in advance in writing and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure.

         5.2 Ownership of Work Product. The reports, writings, documents and other work product that Consultant produces during the course of performing the services under this Agreement (collectively, the "Work Product") shall belong to PTC and shall, to the extent possible, be considered a work made for hire for PTC within the meaning of Title 17 of the United States Code. PTC shall have a copyright in all such Work Product and Consultant shall take such actions as may be reasonably requested by PTC to vest in PTC all rights of ownership in such copyright(s).


                                    ARTICLE 6
                               GENERAL PROVISIONS

         6.1 Notices. Any notices to be given hereunder by either party to the other shall be delivered to the address set forth in the introductory paragraph of this Agreement and may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Notices delivered personally will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of two days after mailing.

         6.2 Entire Agreement of the Parties; Effect of Amendment and Restatement. This Agreement amends and restates in its entirely the Original Consulting Agreement and supersedes the Original Consulting Agreement and any and all other agreements, either oral or written, between the parties hereto with respect to the rendering of services by Consultant for PTC and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever, except that the respective stock option agreements governing the Options shall remain in full fore and effect in accordance with their respective terms.

         6.3 Partial Invalidity. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

         6.4 Parties in Interest. This Agreement is enforceable only by Consultant and PTC. The terms of this Agreement are not a contract or assurance regarding compensation, continued employment, or benefit of any kind to Consultant, or any beneficiary of Consultant, and neither Consultant, nor any such beneficiary thereof, shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

         6.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

         6.6 Successors. This Agreement shall inure to the benefit of, and be binding upon, Consultant and PTC, and their permitted successors and assigns. This Agreement, and the rights and obligations hereunder, may not be assigned, nor may the duties be delegated by Consultant. PTC may assign this Agreement, and the rights and obligations hereunder, and may delegate the duties, to any entity that controls, is controlled by, or is under common control with PTC, or to any purchaser or other transferee of all or substantially all of PTC's assets or business.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

CONSULTANT                                    PARAMETRIC TECHNOLOGY CORPORATION


                                             By:  /s/ C. Richard Harrison
/s/ Michael E. Porter                        -----------------------------------
---------------------------------            Name:  C. Richard Harrison
Michael E. Porter                            Title:  Chief Executive Officer &
                                                     President

                                   APPENDIX A

All of the options identified below are fully exercisable as of the date of this Agreement.

-------------------- ------------------- ------------------- -------------------
    Grant Date         Expiration Date     Exercise Price          Shares
-------------------- ------------------- ------------------- -------------------
    11/17/95 (1)          11/17/05             $16.750             16,000
-------------------- ------------------- ------------------- -------------------
     5/15/97 (2)           5/15/07             $24.00              50,000
-------------------- ------------------- ------------------- -------------------
      1/6/98 (2)            1/6/08             $24.1563            48,000
-------------------- ------------------- ------------------- -------------------
     7/20/98 (2)           7/20/08             $14.5625            30,000
-------------------- ------------------- ------------------- -------------------
     9/14/00 (2)           9/14/05             $13.1875            20,000
-------------------- ------------------- ------------------- -------------------
     5/16/01 (3)           5/16/06             $13.00              20,000
-------------------- ------------------- ------------------- -------------------
     9/19/02 (3)           9/19/07             $2.10               30,000
-------------------- ------------------- ------------------- -------------------

(1) Indicates option granted pursuant to PTC's 1987 Incentive Stock Option Plan and subject to the terms and conditions set forth in the form of nonstatutory stock option certificate adopted in connection with said Plan in February 1987 by PTC's Board of Directors for awards of nonstatutory stock options under such plan.

(2) Indicates option granted pursuant to PTC's 1997 Incentive Stock Option Plan and subject to the terms and conditions set forth in the form of nonstatutory stock option certificate adopted in connection with said plan on November 14, 1996 by PTC's Board of Directors for awards of nonstatutory stock options under such plan.

(3) Indicates option granted pursuant to PTC's 2000 Equity Incentive Plan and subject to the terms and conditions set forth in the form of nonstatutory stock option certificate adopted on February 10, 2000 by PTC's Board of Directors for awards of nonstatutory stock options under such plan.

                                   APPENDIX B

                        PARAMETRIC TECHNOLOGY CORPORATION
                           2000 Equity Incentive Plan

                           Restricted Stock Agreement


--------------------------------------------------------------------------------

Grantee: Michael E. Porter                                   Date: July 28, 2005


Number of Shares of Restricted Stock:  100,000

Vesting Criteria:
                     as to 33,334 shares on July 28, 2006;
                     as to 33,333 shares on July 28, 2007; and as to 33,333 shares on July 28, 2008.

--------------------------------------------------------------------------------

                  AGREEMENT dated as of the date set forth above between Parametric Technology Corporation, a Massachusetts corporation (the "Company"), and the undersigned (the "Grantee"), pursuant to the Company's 2000 Equity Incentive Plan (the "Plan"), receipt of a copy of which is hereby acknowledged by the Grantee. Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in the Plan.

                  WHEREAS the Grantee is a director of the Company and the Company desires to reward such individual for his or her services rendered to the Company by affording him or her the opportunity to acquire, or increase, his or her stock ownership in the Company.

                  NOW, THEREFORE, in consideration of the premises, the parties hereto mutually covenant and agree as follows:

                  Grant of Restricted Stock. Pursuant to the Plan and subject to the restrictions and the terms and conditions set forth therein, which terms and conditions are incorporated herein by reference, and in this Agreement, the Company grants to the Grantee and the Grantee accepts the number of shares of Common Stock, $0.01 par value, of the Company set forth above (the "Restricted Stock"). The term "Restricted Stock" shall include any additional shares of stock of the Company issued on account of the foregoing shares by reason of stock dividends, stock splits or recapitalizations (whether by way of mergers, consolidations, combinations or exchanges of shares or the like).

                  Restrictions on Stock.

                           Until the termination of restrictions as provided in
Section 3 hereof, the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in this Agreement.

                           No rights or interests of the Grantee under this
Agreement or under the Plan may be assigned, encumbered or transferred other than (i) to the extent permitted and in accordance with such procedures adopted by the Committee from time to time and (ii) by will or the laws of descent and distribution. The naming of a Designated Beneficiary does not constitute a transfer.

                           If the Grantee ceases to serve as a director of the
Company for any reason (voluntary or involuntary), in the absence of any other provisions prescribed in the vote granting any Restricted Stock under the Plan or thereafter, such Restricted Stock, to the extent remaining subject to restrictions, shall immediately be forfeited to the Company subject to the Company reimbursing the consideration (if any) paid for the Restricted Stock to the Non-Employee Director or to such person(s) to whom the Non-Employee Director's rights pass by will or by the applicable laws of descent and distribution in the case the Non-Employee Director ceases to serve as a director of the Company by reason of his or her death.

                  Termination of Restrictions. The shares of Restricted Stock shall be divided into the number of separate parts set forth above under "Vesting Criteria," and the restrictions set forth in Section 2 hereof shall terminate in accordance with such Vesting Criteria (with any fractional share resulting being added to the next part), so that the restrictions on all such shares shall have terminated when all Vesting Criteria have been met, if at all. The achievement of any of the Vesting Criteria (other than the passage of time) shall be determined by the Committee in its sole discretion.

                  Rights as Stockholder. Except for the restrictions and other limitations and conditions provided in this Agreement, the Grantee as owner of the Restricted Stock shall have all the rights of a stockholder, including but not limited to the right to receive all dividends paid on such Restricted Stock and the right to vote such Restricted Stock.

                  Stock Certificates. Each certificate issued for shares of Restricted Stock shall be registered in the name of the Grantee and deposited by the Grantee, together with a stock power endorsed in blank, with the Company and shall bear the following (or a similar) legend:

                  "The transferability of this certificate and the shares of stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in a Plan and an Agreement between the registered owner and Parametric Technology Corporation. A copy of such Plan and Agreement will be furnished to the holder of this certificate upon written request and without charge."

                  Upon the termination of the restrictions imposed under this Agreement as to any shares of Restricted Stock, the Company shall return to the Grantee (or to such Grantee's legal representative, beneficiary or heir) certificates, without a legend, for the shares of Common Stock deposited with it pursuant to this Section 5 as to which the restrictions have terminated.

                  Tax Withholding. The Grantee shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld with respect to the Restricted Stock no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Grantee. In the Committee's discretion, the minimum tax obligations required by law to be withheld with respect to the Restricted Stock may be paid in whole or in part in shares of Common Stock valued at their Fair Market Value on the date of delivery.

                  Securities and Other Laws. It shall be a condition to the Grantee's right to receive the shares of Restricted Stock hereunder that the Company may, in its discretion, require (a) that the shares of Restricted Stock shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's Common Stock may then be listed or quoted, (b) that either (i) a registration statement under the Securities Act of 1933, as amended (the "Act"), with respect to the shares shall be in effect, or (ii) in the opinion of counsel for the Company, the proposed issuance and delivery of the shares to the Grantee shall be exempt from registration under the Act and the Grantee shall have made such undertakings and agreements with the Company as the Company may reasonably require, and (c) that such other steps, if any, as counsel for the Company shall consider necessary to comply with any law applicable to the issue of such shares by the Company shall have been taken by the Company or the Grantee, or both. The certificates representing the shares of Restricted Stock may contain such legends as counsel for the Company shall consider necessary to comply with any applicable law.

                  Adjustment in Provisions. In the event that there are any changes in the outstanding Common Stock of the Company by reason of stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other such transaction affecting the Company's Common Stock, the divisions of shares of Restricted Stock into parts, the provisions for termination of restrictions on parts of Restricted Stock, and any other relevant portions of this Agreement shall be appropriately adjusted by the Committee, if necessary, to reflect equitably such change or changes.

                  Change in Control. In order to preserve Grantee's rights under this Agreement in the event of a change in control of the Company (as defined by the Committee), unless otherwise provided for in the vote granting such restricted stock, all restrictions remaining on any restricted stock (other than any restrictions the lapse of which is based on factors other than continued service) granted to Non-Employee Directors under the Plan shall lapse without regard to any vesting criteria imposed pursuant to the Plan or any restricted stock agreement. The Committee in its discretion may at any time take one or more of the following actions: (i) provide for the acceleration of any time period relating to the termination of restrictions set forth in Section 2 hereof, (ii) provide for payment to Grantee of cash or other property with a Fair Market Value equal to the amount that would have been received upon the termination of restrictions set forth in Section 2 hereof had such restrictions terminated upon the change in control, provided such amount would not otherwise have been received by Grantee because of the restrictions set forth in Section 2, (iii) adjust the terms of this Agreement in a manner determined by the Committee to reflect the change in control, (iv) cause the Agreement to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Grantee and in the best interests of the Company.

                  Notice of Election Under Section 83(b). If the Grantee makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder, he or she will provide a copy thereof to the Company within thirty days of the filing of such election with the Internal Revenue Service.

                  Amendments. The Committee may amend, modify or terminate this Agreement, including substituting therefor another Award of the same or a different type, provided that Grantee's consent to such action shall be required, unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect Grantee.

                  Directorship. The Grantee shall not be deemed to have any rights to continued service as a director of the Company by virtue of the grant of Restricted Stock. Neither the adoption, maintenance, nor operation of the Plan nor this Agreement shall confer upon the Grantee any right with respect to the continuance of his/her directorship of the Company or of any Affiliate.

                  Decisions by Committee. Any dispute or disagreement that shall arise under, or as a result of, or pursuant to this Agreement shall be resolved by the Committee in its absolute and sole discretion, and any such resolution or any other determination by the Committee under, or pursuant to, this Agreement and any interpretation by the Committee of the terms of this Agreement or the Plan shall be final, binding, and conclusive on all persons affected thereby.

                  Notices. Any notice that either party hereto shall be required or permitted to give to the other shall be in writing and may be delivered personally, by facsimile or by mail, postage prepaid, addressed as follows: to the Company at 140 Kendrick Street, Needham, Massachusetts 02494: Attention Chief Financial Officer (copy to General Counsel, Legal Department), or at such other address as the Company by notice to the Grantee may designate in writing from time to time, and to the Grantee at his or her address as shown below or at such other address as the Grantee, by notice to the General Counsel of the Company, may designate in writing from time to time.

                  Copies of the Plan. Copies of the Plan may be obtained by Grantee upon written request without charge from the General Counsel of the Company.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee has hereunto set his or her hand, all as of the day and year first above written.



                            PARAMETRIC TECHNOLOGY CORPORATION



                            By: /s/ C. Richard Harrison
                               -------------------------------------------------
                               Name: C. Richard Harrison
                               Title: Chief Executive Officer & President



                            GRANTEE

                             /s/ Michael E. Porter
                            ----------------------------------------------------
                            Michael E. Porter